File No. 333-______
==========================================================================
As filed with the Securities and Exchange Commission on August 29, 1997.

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                             FORM S-3
                      REGISTRATION STATEMENT

                              UNDER
                    THE SECURITIES ACT OF 1933
                     MILLER INDUSTRIES, INC.
        (Exact name of issuer as specified in its charter)

                Tennessee                              62-1566286
     -------------------------------             ----------------------
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)             Identification Number)


     3220 Pointe Parkway, Suite 100, Norcross, Georgia  30092
                          (770) 446-6778
   -------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)


                          Frank Madonia
          ---------------------------------------------
          Vice President, Secretary and General Counsel

                     MILLER INDUSTRIES, INC.
     --------------------------------------------------------
     3220 Pointe Parkway, Suite 100, Norcross, Georgia  30092

                          (770) 446-6778
    ---------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


                            Copies to:
                    David A. Stockton, Esquire

                     KILPATRICK STOCKTON LLP
       ---------------------------------------------------
       1100 Peachtree Street, Atlanta, Georgia  30309-4530
                    Telephone:  (404) 815-6500
                    ==========================

   Approximate date of commencement of proposed sale to the
public:  From time to time after the effective date of this
Registration Statement as determined by market conditions.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  / /
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration
statement number of the earlier effective registration statement for the same offering. / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                       Proposed           Proposed Maximum
                                                     Amount to be   Maximum Offering   Aggregate Offering        Amount of
Title of Each Class of Securities to be Registered   Registered     Price per Unit (1)       Price (1)        Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                5,753,815         $14.46875          $83,250,511          $25,227.43
                                                        shares
===============================================================================================================================

<F1>  In accordance with Rule 457(c), the registration fee has been calculated on the basis of $14.46875 per share, the average of the high and low sale prices of the Company's Common Stock reported on the New York Stock Exchange on August 28, 1997.

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==========================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS
                                                   SUBJECT TO COMPLETION,
                                                   DATED AUGUST 29, 1997

                              5,753,815 Shares

                         MILLER INDUSTRIES, INC.
                               Common Stock


     This prospectus relates to 5,753,815 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Miller Industries, Inc., a Tennessee corporation (the "Company"), which may be offered for sale from time to time by certain selling shareholders (the "Selling Shareholders"). The Selling Shareholders are former shareholders of companies acquired by the Company since July 1996. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. For further information with respect to the Selling Shareholders and the plan of distribution of the Shares, see "Selling Shareholders" and "Plan of Offering" herein.

     The Common Stock is traded on the New York Stock Exchange
("NYSE") under the symbol "MLR." On August 28, 1997, the closing price of the Common Stock, as reported in the NYSE consolidated reporting system, was $14.625.

     See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered by prospective investors.

                         _______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY
                  REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.

                         _______________


     The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell the Shares from time to time through brokers on the New York Stock Exchange, in private transactions, or otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges. Except for the payment of such brokerage commissions and charges, the Company will bear all expenses in connection with registering the Shares offered hereby. Such expenses are estimated to total approximately $20,000.00. See "Plan of Offering."

       The date of this Prospectus is September __, 1997.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO) UPON WRITTEN OR ORAL REQUEST DIRECTED TO FRANK MADONIA, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 3220 POINTE PARKWAY, SUITE 100, NORCROSS, GEORGIA 30092, (770) 446-6778.

                        TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Information by Reference . . . . .     3
Forward Looking Statements  . . . . . . . . . . . . . . . .     3
The Company . . . . . . . . . . . . . . . . . . . . . . . .     4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .     5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .     8
Selling Shareholders  . . . . . . . . . . . . . . . . . . .     9
Selected Consolidated Financial Data  . . . . . . . . . . .    12
Plan of Offering  . . . . . . . . . . . . . . . . . . . . .    13
Legal Matters . . . . . . . . . . . . . . . . . . . . . . .    15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .    15


                          _____________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

     The Company's Common Stock is listed on the NYSE. All reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are hereby incorporated by reference:

   (a)  The Company's Annual Report on Form 10-K for the year ended
        April 30, 1997.

   (b) The description of the Company's Common Stock contained in the Company's Registration of Securities on Form 8-A filed pursuant to the Exchange Act, Commission file number 34-
        14124.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    FORWARD-LOOKING STATEMENTS

     The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements, other than those concerning historical information, that should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Corporation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, factors set forth in this Prospectus under the heading "Risk Factors," and in particular, the risks associated with acquisitions, including, without limitation, the risks that acquisitions do not close and the cost or difficulties related to the integration of the acquired businesses. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

                           THE COMPANY

     Miller Industries, Inc. is the world's largest integrated provider of vehicle towing and recovery equipment, systems and services and has executive offices in Atlanta, Georgia and manufacturing operations in Tennessee, Pennsylvania, Mississippi, France and England. The Company markets its towing and recovery equipment under the well-recognized Century , Challenger , Holmes , Champion , Eagle , Jige , Boniface and Vulcan brand names and markets its towing services under the national brand name of RoadOne .

     Since 1990 the Company has developed or acquired several of the most well-recognized brands in the fragmented towing and recovery equipment manufacturing industry. The Company's strategy has been to increase its market share in the industry through a combination of acquisitions and internal growth. The Company increased its domestic and international market share as a result of the acquisitions of three well-known brands during calendar 1996. In January 1996, the Company acquired S.A. Jige Lohr Wreckers ("Jige Lohr"), a leading European manufacturer of wreckers and car carriers, and in April 1996, the Company acquired Boniface Engineering Limited ("Boniface"), a leading manufacturer of large wreckers in the United Kingdom, thereby establishing itself as the market leader in Europe. In September 1996, the Company acquired Vulcan International, Inc., a leading domestic manufacturer of towing equipment.

     As a natural extension of its leading market position in manufacturing and strong brand name recognition, the Company has broadened its strategy to include vertical integration, with the goal of becoming the leading worldwide manufacturer, distributor and service provider in the towing and recovery industry. Since July 1996, the Company has acquired ten towing equipment distributors, which, together with its independent distributors, are intended to be part of a North American distribution network for towing and recovery equipment as well as other specialty truck equipment and components. Since February 1997, the Company, through its RoadOne subsidiary, has acquired as of August 29, 1997, 41 towing service companies. These acquisitions are part of the Company's plan to establish a national towing service network through owned companies in combination with an extensive group of affiliates. Also in fiscal 1997, the Company established its Financial Services Group to provide equipment financing and related services to its distributors and their customers. The Company intends to continue its expansion into the towing service and distribution markets in fiscal 1998.

     The Company was incorporated under the laws of the State of Tennessee in April 1994. The Company's principal executive offices are located at 3220 Pointe Parkway, Norcross, Georgia
30092, and its telephone number is (770) 446-6778.

                           RISK FACTORS

     The business, financial condition, results of operations and future prospects of the Company, and the prevailing market price and performance of the Company's Common Stock, may be adversely affected by a number of factors, including the matters discussed below.

     UNCERTAINTIES IN INTEGRATING OPERATIONS AND ACHIEVING COST SAVINGS. Many of the companies that the Company has recently acquired and that the Company plans to acquire are large enterprises with operations in different markets. The success of any business combination is in part dependent on management's ability following the transaction to integrate operations, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The challenges posed to the Company's management may be particularly significant because integrating the recently acquired companies must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of cost savings and efficiencies from any such acquisitions or proposed acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     RISKS ASSOCIATED WITH ACQUISITION STRATEGY.   The Company
has an aggressive acquisition strategy that has involved, and is expected to continue to involve, the acquisition of a significant number of additional companies. As a result, the Company's future success is dependent, in part, upon its ability to identify, finance and acquire attractive businesses and then to successfully integrate and/or manage such acquired businesses. Acquisitions involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. Although the Company believes that it can identify and consummate the acquisitions of a sufficient number of businesses to successfully implement its growth strategies, there can be no assurance that such will be the case. Further, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly during periods in which the operations of acquired businesses are being integrated into the Company's operations.

     RISKS OF FOREIGN MARKETS. The Company's growth strategy includes the expansion of its operations in foreign markets. In January 1996 the Company acquired Jige Lohr, a French manufacturer of wreckers and car carriers, and in April 1996 the Company acquired Boniface, a British manufacturer of towing and recovery equipment. Prior to these acquisitions, the Company had limited experience with sales and manufacturing operations outside North America. There is no assurance that the Company will be able to successfully integrate and expand its foreign operations. Furthermore, there is no assurance that the Company will be able to successfully expand sales outside of North America or compete in markets in which it is unfamiliar with cultural and business practices. The Company's foreign operations are subject to various political, economic and other uncertainties, including risks of restrictive taxation policies, foreign exchange restrictions and currency translations, changing political conditions and governmental regulations.

     RISKS OF ENTERING NEW LINES OF BUSINESS. The Company's growth strategy includes vertically integrating within the towing and recovery industry through a combination of acquisitions and internal growth. Implementation of its growth strategy has resulted in the Company's entry into several new lines of business. Historically, the Company's expertise has been in the manufacture of towing equipment and the Company had no prior operating experience in the lines of business it recently entered. During fiscal 1997, the Company entered three new lines of business through the acquisition of towing and recovery equipment distributors and towing service companies, and the establishment of the Company's Financial Services Group. The Company's operation of these businesses will be subject to all of the risks inherent in the establishment of a new business enterprise. Such acquisitions present the additional risk that newly-acquired businesses could be viewed as being in competition with other customers of the Company. Although the new businesses are closely related to the Company's towing equipment manufacturing business, there can be no assurance that the Company will be able to successfully operate these new businesses.

     CYCLICAL NATURE OF INDUSTRY AND GENERAL ECONOMIC CONDITIONS. The towing and recovery industry is cyclical in nature and has historically been affected by high interest rates and economic conditions in general. Accordingly, a downturn in the economy could have a material adverse effect on the Company's operations. The industry is also influenced by consumer confidence and general credit availability.

     FLUCTUATIONS IN PRICE AND SUPPLY OF MATERIALS AND COMPONENT PARTS. The Company is dependent upon outside suppliers for its raw material needs and other purchased component parts and, therefore, is subject to price increases and delays in receiving supplies of such materials and component parts. There can be no assurance that the Company will be able to pass any price increase on to its customers. Although the Company believes that sources of its materials and component parts will continue to be adequate to meet its requirements and that alternative sources are available, events beyond the Company's control could have an adverse effect on the cost or availability of such materials and component parts. Additionally, demand for the Company's products could be negatively affected by the unavailability of truck chassis, which are manufactured by third parties and are typically purchased separately by the Company's distributors or by towing operators and are sometimes supplied by the Company.

     COMPETITION. The towing and recovery equipment manufacturing industry is highly competitive. Competition for sales exists at both the distributor and towing-operator levels and is based primarily on product quality and innovation, reputation, technology, customer service, product availability and price. In addition, sales of the Company's products are affected by the market for used towing and recovery equipment. Certain of the Company's competitors may have substantially greater financial and other resources and may provide more attractive dealer and retail customer financing alternatives than the Company. The Company may also face significant competition from large competitors as it enters new lines of business, including towing and recovery equipment distribution, financial services and towing service businesses.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. Historically, the Company has been able to develop or acquire patented and other proprietary product innovations which have allowed it to produce what management believes to be technologically advanced products relative to most of its competition. Certain of the Company's patents expire in 2004 at which time the Company may not have a continuing competitive advantage through proprietary products and technology. The Company's historical market position has been a result, in part, of its continuous efforts to develop new products. The Company's future success and ability to maintain market share will depend, to an extent, on new product development.

     LABOR AVAILABILITY. The timely production of the Company's wreckers and car carriers requires an adequate supply of skilled labor. In addition, the operating costs of each manufacturing and towing service facility can be adversely affected by high turnover in skilled positions. Accordingly, the Company's ability to increase sales, productivity and net earnings will be limited to a degree by its ability to employ the skilled laborers necessary to meet the Company's requirements. There can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to efficiently operate its facilities.

     DEPENDENCE ON KEY MANAGEMENT. The success of the Company is highly dependent on the continued services of the Company's management team. The loss of services of one or more key members of the Company's senior management team could have a material adverse effect on the Company. Although the Company historically has been successful in retaining the services of its senior management, there can be no assurance that the Company will be able to retain such personnel in the future.

     PRODUCT LIABILITY AND INSURANCE. The Company is subject to various claims, including product liability claims arising in the ordinary course of business, and may at times be a party to various legal proceedings that constitute ordinary routine litigation incidental to the Company's business. The Company maintains reserves and liability insurance coverage at levels based upon commercial norms and the Company's historical claims experience. A successful product liability or other claim brought against the Company in excess of its insurance coverage or the inability of the Company to acquire insurance at commercially reasonable rates could have a material adverse effect upon the Company's business, operating results and financial condition.

     VOLATILITY OF MARKET PRICE. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the Company's industry or the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF COMMON STOCK. Future sales of shares of Common Stock offered hereby, or the perception that such sales could occur, could adversely affect the market price of Common Stock. There can be no assurance as to when, and how many of, such shares will be sold and the effect such sales may have on the market price of Common Stock. In addition, the Company intends to continue to issue Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder, as well as resale limitations imposed by tax laws and regulations. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. To facilitate the issuance of Common Stock in making future acquisitions, the Company has filed with the Commission an acquisition shelf registration statement to register an additional five million shares of Common Stock. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of Common Stock.

     CONTROL BY PRINCIPAL SHAREHOLDER.   William G. Miller, the
Chairman and Co-Chief Executive Officer of the Company, beneficially owns approximately 15% of the outstanding shares of Common Stock. Accordingly, Mr. Miller has the ability to exert significant influence over the business affairs of the Company, including the ability to influence the election of directors and the result of voting on all matters requiring shareholder approval.

     ANTI-TAKEOVER PROVISIONS OF CHARTER AND BYLAWS; PREFERRED STOCK. The Company's Charter and Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, a Board of Directors that has staggered terms for its members (although the shareholders will consider a proposal at the August 29, 1997 meeting to amend the Company's Charter to eliminate the staggered board), prohibitions on shareholder action by written consent, and advance notice requirements respecting amendments to certain provisions of the Company's Charter and Bylaws. In addition, the Company's Charter authorizes the issuance of up to 5,000,000 shares of preferred stock. The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without shareholder approval, and the rights and preferences of any such preferred stock may be superior to those of Common Stock and thus may adversely affect the rights of holders of Common Stock.


                         USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling
Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                       SELLING SHAREHOLDERS

     The following table sets forth certain information as of August 25, 1997 (except as otherwise indicated) and as adjusted to reflect the sale of the Shares in the offering, as to the security ownership of the Selling Shareholders. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

     Each of the Selling Shareholders acquired his or her Shares in connection with the acquisition by the Company or a subsidiary thereof of a corporation in which they were a shareholder. The aggregate consideration in each of these transactions was shares of Common Stock, the assumption of certain liabilities and in some transactions cash. In connection with the above referenced transactions, the Company and the Selling Shareholders entered into separate agreements pursuant to which the Company agreed to file this Registration Statement with respect to the Shares acquired by the Selling Shareholder in the transaction.

                                         Shares of Common Stock Beneficially
                                              Owned Prior to the Offering

                                                      Percent of         Shares
Name                                         Number     Class          Offered<F1>
----                                         ------   ----------       ----------
1046070 Ontario Inc. (Muir Holdco)           16,042       *              16,042
520116 British Columbia Ltd. <F2>            10,638       *              10,638
T. Mike Ainsworth <F2>                       32,083       *              32,083
Andrew Alm <F2>                             116,832       *             116,832
Norma Alm                                    33,582       *              33,582
Stephen D. Alm <F2>                         116,832       *             116,832
J.L. Armstrong Trust                          1,599       *               1,599
Peter M. Aspesi <F2>                        147,142       *             147,142
Paul E. Autry                                 5,653       *               5,653
James A. and Margaret M.                      5,653       *               5,653
   Baumhardt
Wallace H. Beerman                           96,428       *              96,428
George Bergeron <F2>                         53,371       *              53,371
Daniel E. Bertagnoli <F2>                    98,095       *              98,095
Donald J. Bertagnoli <F2>                    98,095       *              98,095
Thomas A. Bertagnoli <F2>                    98,095       *              98,095
Gregory Louis Bolin <F2>                     40,000       *              40,000
Irene L. Bolin                               65,000       *              65,000
Michael W. Bolin <F2>                        40,000       *              40,000
Robert H. Bolin                              65,000       *              65,000
Robert & Irene Bolin                         23,775       *              23,775
Michael J. Boniface <F2>                     41,502       *              41,502
John E. Borowski <F2>                        54,452       *              54,452
Donna H. Brantly <F2>                           333       *                 333
Dennis B. Brewer <F2>                       178,571       *             178,571
W. Bruce Butler <F2>                         14,560       *              14,560
Creed C. Byrd                               142,251       *             142,251
Joseph Caradonna, Sr. <F2>                   57,142       *              57,142
Charles Roberts Body Shop                    34,285       *              34,285
Michael<F2> & Mary Beth<F2> Cherry           73,738       *              73,738
Maria T. Clark                                6,614       *               6,614
Daryl B. Coe                                  4,203       *               4,203

                                                     Percent of         Shares
Name                                         Number     Class          Offered <F1>
----                                         ------  -----------       ------------
Gary R. Coe<F2>                              92,208       *              92,208
The Harold R. and June E. Coe Trust         155,045       *             155,045
Karen C. Coe                                  6,278       *               6,278
Michael S. Coe                                6,278       *               6,278
Nancy A. Cotner<F2>                          40,000       *              40,000
Leslie J. Davis<F2>                           6,240       *               6,240
Dickey Family Trust                          34,872       *              34,872
Dickey Marital Trust, Share One              54,150       *              54,150
Dickey Marital Trust, Share Two              19,278       *              19,278
John Dollar<F2>                              80,267       *              80,267
Terry Dunn<F2>                               12,030       *              12,030
Ted A. Durig<F2>                             96,428       *              96,428
Devin J. Edwards                              6,278       *               6,278
Gasper V. Fiore<F2>                         464,714       *             464,714
Buddy F. Ford(2) & Barbara                   56,530       *              56,530
   Kothman
Louis J. Fox                                  2,827       *               2,827
Wes<F2> & Loretta Gass                       72,999       *              72,999
Julius M. Giorgis                            43,186       *              43,186
Mary K. Giorgis<F2>                          14,142       *              14,142
William J. Giorgis<F2>                       34,556       *              34,556
Richard W. Gohs, Jr.                         12,240       *              12,240
Joe M. Graham                                 3,200       *               3,200
John Gratzianna<F2>                         162,767       *             162,767
Jimmie D. Hall<F2>                           40,886       *              40,886
Shirley C. Hall                              44,292       *              44,292
Dennis E. Harris <F2>                           333       *                 333
Marvin Ray Harris (F2)                       53,963       *              53,963
Robert J. Hill                                6,278       *               6,278
Junior Jay<F2>                              182,363       *             182,363
Kenneth W. Jenkins<F2>                       95,109       *              95,109
Regina E. Jenkins<F2>                        98,991       *              98,991
Irvin Johns<F2>                             185,715       *             185,715
Thomas C. Johnson                            10,971       *              10,971
H. Lorraine Kauff                            12,240       *              12,240
Richard L. Kauff<F2>                         61,225       *              61,225
W. Howard Kauff<F2>                         171,437       *             171,437
Thomas Kittner                                4,173       *               4,173
Ronald M. Lewicki<F2>                        91,428       *              91,428
John G. Lewis <F2>                           56,619       *              56,619
Ken Malpocker<F2>                            75,523       *              75,523
Ross A. Malpocker<F2>                        75,523       *              75,523
Gregory C. Margolf<F2>                        8,571       *               8,571
Michael J. Marinier<F2>                      61,866       *              61,866
Harold D. Markle<F2>                         35,745       *              35,745
Harold Murphy<F2>                           175,452       *             175,452
R. Richard Myers<F2>                        115,716       *             115,716
Paul & Wilma Nothern Family Trust             1,599       *               1,599
Thomas Probst                                 6,191       *               6,191
Martin G. Roberts <F2>                       32,571       *              32,571
Ronald Roman<F2>                              7,294       *               7,294
Ronald & Sheila Roman                        91,525       *              91,525
F. Geoffrey Russell<F2>                      47,061       *              47,061
Monica D. Russell                            36,420       *              36,420
Saladen, Inc.                                12,800       *              12,800
Joyce S. Sanford<F2>                         61,099       *              61,099
Carolyn Alm Santos<F2>                      119,194       *             119,194
Randall<F2>& Patricia Schranz                62,857       *              62,857
Ray Schreiber                                39,571       *              39,571

                                -10-

Michael W. Scully<F2>                         3,733       *               3,733
June E. Tsakopulos                            2,827       *               2,827
Jon Vrchota<F2>                               8,160       *               8,160
Jon & Holly Vrchota                           8,160       *               8,160
Kurt Vrchota                                  8,160       *               8,160
Kurt & Jacqueline Vrchota                     8,160       *               8,160
Catherine Wareham<F2>                        22,953       *              22,953
John Wareham<F2>                             33,303       *              33,303
Nancy E. Washam                              45,714       *              45,714
William E. Washam<F2>                        68,571       *              68,571
William<F2> and Juanita(2) Wehrman,          17,142                      17,142
   JT
Christopher Wright<F2>                          914       *                 914
The Merlin Zuiderveen<F2> Trust              55,582       *              55,582
Randall Zuiderveen<F2>                       14,682       *              14,682
Richard Zuiderveen<F2>                       25,074       *              25,074
                                          ---------                   ---------
                               Total      5,753,815                   5,753,815
____________________________

*  Less than 1%

<F1>  All of the Shares held by the Selling Shareholders are being registered hereunder and may be offered pursuant to this Prospectus. There is no assurance, however, that the Selling Shareholders will sell any or all of the Shares offered hereby.

<F2>  In connection with the above referenced transaction, the Selling
Shareholder entered into an employment agreement with a subsidiary of the Company pursuant to which he or she agreed to provide certain services to such subsidiary for a period of three to five years from the closing date of the acquisition of his or her business by the Company. Under such employment agreement, the Selling Shareholder is paid an annual salary, receives options for shares of Common Stock to be issued in accordance with and upon the terms and conditions of the Company's Stock Option and Incentive Plan, and may be eligible for an annual bonus, subject to certain performance criteria, all of which payments and benefits are comparable to those received by similarly situated employees of the Company for comparable services.

              SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected consolidated financial data of the Company, which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on form 10-K for the year ended April 30, 1997 and incorporated herein by reference. The selected consolidated financial data for the years ended April 30, 1997, 1996 and 1995 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for the year ended July 31, 1993, the nine months ended April 30, 1994 and the twelve months ended April 30, 1994 have been derived from the unaudited consolidated financial statements of the Company which in the opinion of management, include all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of the Company for those periods.

                                                     TWELVE    NINE
                                                     MONTHS   MONTHS    YEAR
                                                      ENDED    ENDED    ENDED
                            YEARS ENDED APRIL 30,     APRIL    APRIL    JULY
                          --------------------------   30,      30,      31,
                            1997     1996     1995   1994(1)  1994(2)   1993
                          -------- -------- -------- -------  -------  -------
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME
 DATA:
Net sales...............  $292,394 $180,463 $139,779 $94,601  $74,192  $71,554
Costs and expenses:
  Cost of operations....   238,625  148,490  113,439  72,985   57,306   54,751
  Selling, general and
   administrative
   expenses.............    29,740   17,629   14,750  15,273   11,508   13,188
  Merger related
   expenses.............       452       --      --      --       --       --
  Interest expense,
   net..................       620      209      370     409      338      311
                          -------- -------- -------- -------  -------  -------
Total costs and
 expenses...............   269,437  166,328  128,559  88,667   69,152   68,250
Income before income
 taxes, extraordinary
 gain and cumulative
 effect of accounting
 change.................    22,957   14,135   11,220   5,934    5,040    3,304
Provision for income
 taxes..................     8,436    5,108    3,736   1,644    1,620      100
                          -------- -------- -------- -------  -------  -------
Income before
 extraordinary gain and
 cumulative effect of
 accounting change......    14,521    9,027    7,484   4,290    3,420    3,204
Extraordinary gain on
 debt retirement (less
 applicable income taxes
 of $175 in 1995 and $26
 in 1994)...............       --        --      288   1,143    1,143      --
Cumulative effect of
 change in accounting
 for income taxes.......       --        --      --      781      781      --
Net income..............    14,521    9,027    7,772   6,214    5,344    3,204
Preferred stock
 dividends..............       --       --       --      (66)     (38)    (111)
                          -------- -------- -------- -------  -------  -------
Net income available for
 common stockholders....  $ 14,521 $  9,027 $  7,772 $ 6,148  $ 5,306  $ 3,093
                          ======== ======== ======== =======  =======  =======
Net income per common
 share(3):
  Before extraordinary
   gain and cumulative
   effect of accounting
   change...............  $   0.35 $   0.26 $   0.25 $  0.20  $  0.16  $  0.15
  Extraordinary gain on
   debt retirement......       --       --      0.01    0.05     0.05      --
  Cumulative effect of
   change in accounting
   for income taxes.....       --       --        --    0.04     0.04      --
                          -------- -------- -------- -------  -------  -------
                          $   0.35 $   0.26 $   0.26    0.29     0.25     0.15
                          ======== ======== ======== =======  =======  =======
Weighted average number
 of common & common
 equivalent shares
 outstanding............    41,454   34,102   29,428  21,072   21,072   21,072
                          ======== ======== ======== =======  =======  =======
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital.........  $ 61,980 $ 52,438 $ 19,011 $   --   $ 9,382  $ 2,361
Total assets............   215,297  123,978   66,018     --    42,156   31,704
Long-term debt, less
 current portion........    11,282    9,335    5,171     --    17,848   12,746
Cumulative redeemable
 preferred stock........       --       --       --      --     4,094    4,094
Common shareholders'
 equity (deficit).......   138,783   71,913   32,320     --     2,443     (201)

- --------
(1) The twelve month period ended April 30, 1994 is presented for comparison only.
(2) In connection with the reorganization preceding the initial public offering, the Company adopted an April 30 year end.
(3) Net income per common share and the weighted average number of common and common equivalent shares outstanding are computed after giving retroactive effect to the 3-for-2 stock split effected on April 12, 1996, the 2-for-1 stock split effected on September 30, 1996, the 3-for-2 stock split effected on December 30, 1996, and the issuance of 18,472,500 shares of common stock in connection with the reorganization in April 1994.

                             PLAN OF OFFERING

     The Company is registering the Shares on behalf of the Selling Shareholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Shareholders (or their donees or pledgees).

     The Registration Statement of which this Prospectus is a part has been filed with the Commission by the Company in accordance with the terms of the registration rights provisions of the merger or share exchange agreements entered into among the Company and the Selling Shareholders in connection with the transactions in which the Selling Shareholders acquired the Shares. Such agreements generally required the Selling Shareholders to place 10% of the Shares they received into escrow for a one or two year period. Although such escrow shares are registered hereunder, the Selling Shareholders will not be able to sell such escrow shares until the applicable escrow period has expired. Such merger or share exchange agreements also impose certain restrictions on the transfer of the Shares by the Selling Shareholders other than with respect to sales pursuant to a registered offering. If the Selling Shareholders do not sell all of the Shares in this offering under this Prospectus, they or their pledgees, donees, transferees or other successors in interest may sell some or all of the remaining Shares pursuant to Rule 144 under the Act to the extent available.

     Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Shareholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Securities Exchange Act of 1934, as amended, which Rule would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby. The Company will receive no proceeds from any sales of the Shares offered hereby by the Selling Shareholders.

                          LEGAL MATTERS

     Certain legal matters with respect to the validity of the Shares offered hereby will be passed upon by Kilpatrick Stockton
LLP, Atlanta, Georgia.


                             EXPERTS

     The financial statements and financial statement schedule incorporated by reference in this prospectus or elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND REGISTRATION.

     The expenses of the Registrant in connection with the registration and distribution of the securities being registered are set forth in the following table. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission:

     Securities and Exchange Commission Registration Fee. . . $25,227.43
     Legal Fees and Expenses  . . . . . . . . . . . . . . . .  12,000.00
     Accountants' Fees and Expenses . . . . . . . . . . . . .   3,000.00
     Miscellaneous  . . . . . . . . . . . . . . . . . . . . .   5,000.00
                                                              ----------
          Total . . . . . . . . . . . . . . . . . . . . . . . $45,227.43
                                                              ==========
     All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Shareholders (or their donees or pledgees).


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act (the "TBCA") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain of the directors' fiduciary duties. In general, the duty of care requires that a director exercise his judgment in good faith on an informed basis, and in a manner he reasonably believes to be in the best interests of the corporation. Absent the limitations now authorized by the TBCA, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

      The Charter of the Company limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the laws of the State of Tennessee, as so amended. Specifically, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of such director fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful distributions, or (iv) receipt of an improper personal benefit. The Charter provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of a corporation will be eliminated or limited to the fullest extent permitted by the law, as so amended.

      The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

ITEM 16.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number    Description of Exhibit
     -------   ----------------------
      4.1      Charter of the Registrant, as amended
               (included as Exhibit 4.1 to the Registrant's Form
               S-3 Registration Statement, dated October 15,
               1996, File No. 333-14147, previously filed with the Commission and incorporated herein by reference).

      4.2      Bylaws (included as Exhibit 3.2 to the
               Registrant's Form S-1 Registration Statement, dated August 1994, File No. 33-79430, previously filed with the Commission and incorporated herein by reference).

      5.1      Opinion of Kilpatrick Stockton LLP.

      23.1     Consent of Arthur Andersen LLP.

      23.2 Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

      24.1 Power of Attorney (set forth on signature page).


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section
        10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration
        Statement;

          PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on August 28, 1997.


                              MILLER INDUSTRIES, INC.



                              By:  /s/ Jeffrey I. Badgley
                                       Jeffrey I. Badgley
                                   President and Co-Chief Executive Officer

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Badgley and Adam L. Dunayer, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration
Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of August, 1997.


Signature                          Title
---------                          -----


/s/ WILLIAM G. MILLER              Chairman of the Board of Directors
William G. Miller                  and Co-Chief Executive Officer

/s/ JEFFREY I. BADGLEY             President, Co-Chief Executive Officer,
Jeffrey I. Badgley                 and Director (Principal Executive Officer)


/s/ ADAM L. DUNAYER                Vice President, Treasurer and
Adam L. Dunayer                    Chief Financial Officer
                                   (Principal Financial and
                                   Accounting Officer)

/S/ A. RUSSELL CHANDLER, III       Director
A. Russell Chandler, III

/S/ PAUL E. DRACK                  Director
Paul E. Drack



/S/ STEPHEN A. FURBACHER           Director
Stephen A. Furbacher



/s/ RICHARD H. ROBERTS             Director
Richard H. Roberts

                          Exhibit Index


    Exhibit
    Number     Description of Exhibit
    --------   ----------------------
      4.1      Charter of the Registrant, as amended
               (included as Exhibit 4.1 to the Registrant's Form
               S-3 Registration Statement, dated October 15,
               1996, File No. 333-14147, previously filed with the Commission and incorporated herein by reference).

      4.2      Bylaws (included as Exhibit 3.2 to the
               Registrant's Form S-1 Registration Statement, dated August 1994, File No. 33-79430, previously filed with the Commission and incorporated herein by reference).

      5.1      Opinion of Kilpatrick Stockton LLP.

      23.1     Consent of Arthur Andersen LLP.

      23.2 Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

      24.1 Power of Attorney (set forth on signature page).